Calculation of Filing Fee Tables
S-8
GREAT SOUTHERN BANCORP, INC.
Table 1: Newly Registered Securities
	Security Type	Security Class Title	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
1	Equity	Common Stock, $0.01 par value per share	Other	750,000	$ 73.71	$ 55,282,500.00	0.0001381	$ 7,634.51
Total Offering Amounts:						$ 55,282,500.00		$ 7,634.51
Total Fee Offsets:								$ 0.00
Net Fee Due:								$ 7,634.51
Offering Note
[1]	(1) Pursuant to Rules 457(c) and 457(h) under the Securities Act of 1933, as amended (the "Securities Act"), the proposed maximum offering price per share and the maximum aggregate offering price are estimated solely for the purpose of calculating the registration fee and are based on the average of the high and low prices per share of the common stock, par value $0.01 per share (the "Common Stock"), of Great Southern Bancorp, Inc. as reported on the NASDAQ Stock Market on June 8, 2026. (2) The 750,000 shares being registered represent shares of Common Stock reserved for issuance pursuant to the Great Southern Bancorp, Inc. 2026 Omnibus Incentive Plan. (3) Pursuant to Rule 416(a) under the Securities Act, this Registration Statement shall also cover any additional shares of Common Stock as may be issuable as a result of a stock split, stock dividend or similar transaction with respect to the Common Stock.

Table 2: Fee Offset Claims and Sources	☑Not Applicable
	Registrant or Filer Name	Form or Filing Type	File Number	Initial Filing Date	Filing Date	Fee Offset Claimed	Security Type Associated with Fee Offset Claimed	Security Title Associated with Fee Offset Claimed	Unsold Securities Associated with Fee Offset Claimed	Unsold Aggregate Offering Amount Associated with Fee Offset Claimed	Fee Paid with Fee Offset Source
Rule 457(p)
Fee Offset Claims
Fee Offset Sources